EXHIBIT 10.02

AUTODESK AUTHORIZED CHANNEL PARTNER AGREEMENT

VALUE ADDED RESELLER

(United States)

This Autodesk Authorized Channel Partner Agreement (“VARAgreement”), effective on February 1, 2004 (“Effective Date”) is made between Autodesk, Inc., a Delaware corporation (“Autodesk”), and Value Added Reseller (“VAR”) as set forth below:

Avatech Solutions Subsidiary, Inc.

11400-A Cronridge Drive

Owings Mills, MD 21117

FAX: 410- 581- 8088

0070000270, 0070001091, 0070001359 & 0070001471                            01

1. Definitions

1.1 “Autodesk Channel Partner Policies and Procedures” shall mean the documents posted to the AACPW, as periodically amended by Autodesk, in its sole discretion, that sets forth the policies and procedures to be followed by VAR, which is hereby incorporated by reference.

1.2 “Autodesk Master Government Reseller (or Master Government Reseller)” shall mean the partner(s) Autodesk contracts with to administer marketing and sales to qualifying government customers.

1.3 “Authorized Location” shall mean each physical location as identified in Exhibit(s) A where VAR is authorized to market and distribute Authorized Products to End Users and offer support thereto, as identified in the Product Requirements Chart covering each such Authorized Product(s).

1.4 “Authorized Product(s)” shall mean the Autodesk software product(s), Updates, Bug Fixes or Enhancements thereto, which (a) VAR has procured directly from Autodesk or from an Autodesk Distribution Partner in accordance with this VAR Agreement, and (b) VAR is authorized to market and distribute to End Users only in accordance with the Product Requirements Chart and Exhibit A(s) which corresponds to such Authorized Product(s).

1.5 “Autodesk Authorized Channel Partner Website (“AACPW”)” shall mean One Team Web or any other successor site as designated by Autodesk. VAR is required to review the AACPW at least weekly.

1.6 “Authorized Territory” shall mean the geographical area of the United States identified in Exhibit A(s) within which VAR is authorized to market and distribute Authorized Products to End Users and offer support thereto corresponding to such Product Requirements Chart.

1.7 “Autodesk Distribution Partner” shall mean any entity currently authorized in writing by Autodesk to distribute Autodesk software products to third parties other than End Users.

1.8 “Autodesk Direct Customer(s)” shall mean any End User to whom Autodesk sells Autodesk software products directly. Autodesk Direct Customers include all named accounts, Autodesk Store customers and all state, local and federal government End Users.

1.9 “Cooperative Marketing Funds” or “Co-op” shall mean funds provided by Autodesk which are made available to VAR for promotion of Authorized Products, under the terms of this VAR Agreement.

1.10 “Co-op Guide” shall mean the document published by Autodesk that sets forth the requirements for obtaining Co-op.

1.11 “Dedicated Personnel” means that each qualified employee only sells or supports a single Vertical Product in addition to the Horizontal Products.

1.12 “Earnbacks” shall mean credits that VAR may receive, under the terms of this VAR Agreement, upon the achievement of VAR’s Target.

1.13 “End User” shall mean a customer of Autodesk who has acquired a license for one or more Authorized Products from VAR for the personal or business use of such customer and not for transfer or resale.

1.14 “End User License” shall mean the then-current license agreement shipped with, incorporated in, or made available by download with each Authorized Product(s), which sets forth the terms and conditions under which an End User may use such product(s).

1.15 “End User Records” shall mean the records maintained by VAR that show, at minimum, the name and address of each End User to whom VAR has sold the Authorized Product(s).

1.16 “Extensions” shall mean a license to use a modular addition to a Software Program incorporating corrections or enhancements under the Autodesk Subscription Program which supplement and enhance that Software Program.

1.17 “Government Account Guide” shall mean the document separately published by Autodesk that sets forth the requirements for government accounts, which may be updated by Autodesk from time to time in its sole discretion.

1.18 “Horizontal Products” shall mean AutoCAD, Autodesk VIZ, Autodesk Raster Design, On-Site View and any other Autodesk products as Autodesk may designate in its sole and absolute discretion during the Term.

1.19 “Minimum Purchase Requirement” shall mean the minimum purchase requirements as set forth in the Products Requirement Chart, and/or as set periodically by Autodesk in its sole and absolute discretion.

1.20 “Support Program” means the minimum End User support training, authorization and tracking requirements as set forth in Exhibit E hereto.

1.21 “Product Requirements Chart” shall mean the Exhibit B to this VAR Agreement which sets forth the terms and conditions under which VAR is authorized to market, distribute, and support one or more Authorized Products to End Users. The Product Requirements Chart is supplemented by the detailed Product Requirements Sheets available on the AACPW. VAR may not market or distribute any Authorized Product(s) to End Users until Autodesk has delivered to it a fully executed copy of this VAR Agreement with a completed Exhibit(s) A corresponding to such Authorized Product(s). VAR must continuously meet the requirements set forth in the Product Requirements Chart and the corresponding Products Requirements Sheets for each Authorized Location in which VAR intends to market, distribute, and support the Authorized Products. The Product Requirements Chart and each of the Products Requirements Sheets are hereby incorporated into and made part of this VAR Agreement.

1.22 “QualifiedPersonnel” means that each full-time VAR employee has passed the appropriate Autodesk exam(s), and continues to maintain the appropriate technical skill and product experience as stated in detail in the AACPW.

1.23 “Strategic Account Guide” shall mean the document separately published by Autodesk that sets forth the requirements for strategic accounts which may be updated by Autodesk from time to time in its sole discretion.

1.24 “Target” shall mean the revenue target set by Autodesk based upon purchases of Authorized Product(s).

1.25 “Term” shall mean the period of time beginning with the Effective Date, and shall continue in effect through midnight on January 31, 2005 when it shall then terminate, unless terminated earlier under the provisions of this VAR Agreement.

1.26 “Updates, Bug Fixes, and Enhancements” collectively shall mean additions or corrections to any Authorized Product(s) which (a) Autodesk designates as a modified or updated version of such Authorized Product(s), and (b) requires the End User to whom it is distributed to have previously licensed the Authorized Product(s) corresponding to such modified or upgraded version. In no event shall this include an Extension.

1.27 “Value Added Services” shall mean the services, as defined in Section 5.1 below, that VAR must provide to each End User in order to qualify as an VAR.

1.28 “Vertical Products” shall mean Autodesk MapGuide, MapGuide Author, MapGuide Server, MapGuide Viewer, Autodesk On-Site Enterprise, AutoCAD Mechanical, AutoCAD Electrical, Autodesk Data Exchange, IGES Translator, STEP Translator, Autodesk Inventor, Autodesk Inventor Series, Autodesk Inventor Pro, Autodesk Architectural Desktop, Autodesk Architectural Studio, Autodesk Building Systems, Autodesk Revit, Autodesk Land Desktop, Autodesk Civil Design, Autodesk Survey, Autodesk Civil Series, Autodesk Field Survey, Autodesk Map, Autodesk Map Series, Autodesk Envision, CAiCE Visual Survey, CAiCE Visual Roads, CAiCE Visual Survey/Roads, CAiCE Visual Construction, CAiCE Visual Landscape, CAiCE Visual Drainage, CAiCE Visual Bridge, Autodesk Streamline, Buzzsaw and any other Autodesk products that Autodesk may designate in its sole and absolute discretion during the Term.

1.29 All references in this VAR Agreement to the “sale” of or “selling” or “purchase” of Software shall mean the sale or purchase of a license to use such software.

1.30 Vertical Products and Horizontal Products will be collectively referred to as the Authorized Products.

2. Appointment.

2.1 Non-exclusive VAR. Autodesk appoints VAR as a non-exclusive reseller (and on occasion a non-exclusive agent) to, during the Term, market, distribute, and support only the Authorized Products identified on the Product Requirements Chart(s) and Exhibit(s) A, solely to End Users within the Authorized Territory, pursuant to an End User License.

2.2 Retention of Rights by Autodesk. Autodesk reserves the unrestricted right (a) to market, distribute, and support any Authorized Product(s) worldwide in any location, including in the VARs Authorized Territory, directly to End Users or through any other channel, including, but not limited to, original equipment manufacturers, Channel Partners, distributors, on-line sales or retail outlets, and (b) to modify, augment, or otherwise change the methods in which Autodesk markets, distributes, or supports any Authorized Product(s), without any liability to VAR. Autodesk hereby gives VAR notice that it has reserved all Autodesk Direct Customers for direct sales from Autodesk or its designated agents only.

3. Restrictions.

VAR agrees as follows:

3.1 End User License Terms. VAR shall use its best efforts to enforce the terms of the End User License and to advise Autodesk promptly of any known breach of the terms of the End User License.

3.2 Not For Resale or NFR Copies of Software Products. VAR shall not disseminate, distribute, or otherwise provide access to any NFR copy of a software product to any third-party. VAR may use NFR copies for customer demonstrations, internal training and other non-revenue generating activities.

3.3 Restrictions. VAR shall not market, distribute, or support any Authorized Product(s) to or for any third party other than an End User. VAR expressly acknowledges and agrees that VAR is not an Autodesk Distribution Partner and further acknowledges and agrees that the distribution rights granted under Section 2 may not be construed so as to allow VAR to market or distribute Authorized Products to any person or entity other than an End User. This restriction notwithstanding, VAR may permit the financing of any Authorized Products by an End User through a financial institution approved by Autodesk. Such financing shall be restricted to a loan arrangement or permitting an End User to enter into a buy-out lease, provided; however, such financial institution shall not be an End User and shall have no rights to such product as a licensee thereof. In any event, this consent shall not be construed to permit short-term rental of Authorized Products.

3.4 Agency Authorization. This VAR Agreement allows VAR to act as Autodesk’s non-exclusive agent to assist with sales activities to Autodesk Direct Customers at Autodesk’s sole discretion. Unless otherwise directed by Autodesk in writing, VAR may only engage in sales activities for Authorized Products to such Autodesk Direct Customers as Autodesk’s agent and may not sell Authorized Products from its commercial inventory to Autodesk Direct Customers. Failure to comply with the foregoing shall subject VAR to termination. In the event Autodesk allows any Autodesk Direct Customer to make periodic payments on any sale for which VAR is eligible to receive an agency commission, any such agency commission so paid shall be made ratably on a periodic schedule commensurate with the customer pay schedule and only if Autodesk actually collects from the customer on the amount(s) due in each instance.

(a) Strategic Accounts. From time to time Autodesk may allow VAR to act as its non-exclusive agent in sales to Autodesk Strategic Account Customers, for the delivery and support of Autodesk products for which VAR has a current authorization. VAR may receive a commission based on receipt and approval by Autodesk of all supporting documentation from VAR evidencing its performance of Value Added Services to the respective strategic account as outlined in the Strategic Account Guide.

(b) Government. Autodesk has currently designated DLT Solutions, Inc. (“DLT”) as its Master Government Reseller. Autodesk shall provide thirty (30) day written notice to VAR of any change in Autodesk’s designated Master Government Reseller. VAR may receive a commission on orders placed with DLT by government End Users for which VAR has fulfilled obligations as set forth in the Government Account Guide.

(c) Online Store. From time to time Autodesk may allow VAR to act as its non-exclusive agent in sales to Autodesk direct online store customers, for the pre and post sale support of Autodesk products in VAR’s territory for software products for which VAR is currently authorized. VAR may receive a commission based on receipt and approvals by Autodesk of all back up documentation from VAR evidencing its performance of Value Added Services to the respective End User.

3.5 License Acquisition Limitation. VAR shall not purchase, license or otherwise acquire or attempt to acquire licenses for Authorized Products from (i) an End User, (ii) an agent acting on behalf of an End User, or (iii) any person or party other than Autodesk or an Autodesk Authorized Distribution Partner.

3.6 Unauthorized Acquisition. VAR shall not attempt to upgrade, exchange, or otherwise procure an economic benefit from any Authorized Product(s) purchased, licensed, or otherwise acquired from (i) an End User, (ii) an agent acting on behalf of an End User, or (iii) any person or party other than Autodesk or an Autodesk Authorized Distribution Partner.

3.7 No Mischaracterization. VAR shall not attempt to mischaracterize an Update, Bug Fix, Enhancement, or Extension as a stand-alone, fully paid-up license to the corresponding Authorized Product(s) for the purpose of attempting to upgrade, exchange, or otherwise procure an economic benefit from such Update, Bug Fix, Enhancement, or Extension.

3.8 ExportLimitations. VAR shall not market, distribute, or support any Authorized Product(s) (i) to any entity purporting to be an End User but which is either known to VAR or known to Autodesk and communicated to VAR to have the intent to, or have attempted to, sublicense such Authorized Product(s) to bona fide End Users or other third parties, or (ii) to any End User or other third party who intends to export the Authorized Products, without written authorization from Autodesk.

3.9 Territory Limitations. VAR shall not attempt to market or distribute Authorized Product(s) other than from the Authorized Location and in the Authorized Territory as outlined in Exhibit(s) A, unless authorized by Autodesk in writing. Any advertising, including but not limited to, trade magazine and web based advertising, which may be seen by customers outside of VAR’s Authorized Territory, must contain a disclaimer notifying such customers that VAR may not sell to customers outside of VAR’s Authorized Territory. VAR shall refrain from marketing or promoting, in any manner, brokering or attempting to broker, solicit or arrange for the sale of any Authorized Product(s) other than the Authorized Product(s) for which VAR has been approved in

Exhibit(s) A.

3.10 Remedy for Violation. In addition to all other remedies available to Autodesk at law or in equity or this VAR Agreement, including termination, in the event that VAR violates any of the provisions of this subsection 3 or the Autodesk Channel Partner Policies and Procedures, VAR shall pay to Autodesk, as liquidated damages and not as a penalty, an amount equal to the difference between the then-current Autodesk suggested retail price and the price VAR actually paid for the Autodesk software product used, procured or distributed in contravention of this Section 3 or the sum of $500.00 for each copy of the Autodesk software product used, procured or distributed in contravention of this Section 3, whichever is greater. Additionally, VAR shall not be eligible for Co-op for, at minimum, the remainder of the Autodesk fiscal quarter in which the violation occurred (or the remainder of the Autodesk fiscal quarter in which Autodesk learned of such violation by VAR) and the subsequent Autodesk fiscal quarter.

3.11 Modifications to Agreement. Autodesk reserves the right, in its sole and exclusive discretion, to amend, supplement, change or discontinue any part of this VAR Agreement, any exhibits or amendments thereto, on thirty (30) day notice to VAR. The notice may come in the form of an updated posting to AACPW.

3.12 Quote Expirations: All VAR’s who submit customer quotes on any sale: (a) to Autodesk Direct Customers pursuant to this agency authorization, (b) on any Autodesk Subscription Program offering, (c) on any Autodesk support offering, or (d) for any Autodesk services offering must include an expiry date of not more then 30 days from the date of customer quote on such customer quote. If the commercial customer quote includes both software and one of the foregoing then the customer quote must have the prescribed expiry. VAR may adopt an expiry date shorter the thirty days on any customer quote in its discretion.

4.1 Agency Commission Recovery. For all agency sale commissions paid pursuant to this VAR Agreement, in the event the commissioned product or service is returned or cancelled for any reason or Autodesk is unable to collect from the End User, Autodesk may recover from the VAR, by means of a deduction from future commissions, that portion of the commission attributable, on a straight-line basis, to: (a) in the case of a product or service with an expiration date, the period from the date of return or cancellation to the date on which the product or service would have expired; or (b) for a product with a perpetual license, the period from the date the product was delivered to VAR by Autodesk to the date the product was returned, assuming a useful life of twenty-four (24) months for the product. In the event such agency commission is paid to VAR pursuant to a revenue authorization obligation, then Autodesk may recover the pro rata portion of such commission which is attributable on a straight-line basis, for the period from the date of termination until the date when the revenue would have been fully recognized.

4.2 Earnback Issuance and Recovery. Earnback credits shall be issued ONLY IF VAR is in compliance with all the terms and conditions of this Agreement. In the event that VAR is not in such compliance at the time such earnback credit should be issued, the credit will not be issued and VAR will forfeit that earnback credit. Forfeited Earnback credits are not recoverable. For any earnbacks paid pursuant to this VAR Agreement in the event VAR subsequently fails to timely meet payment requirements for the order(s) supporting such earnbacks, Autodesk reserves the right to recover from VAR any or all such earnbacks.

5. VAR Obligations.

VAR agrees to perform all of the following obligations in good faith:

5.1 Value Added Services. VAR is required to provide Value Added Services beyond mere product fulfillment to End Users. Value Added Services include, but are not limited to, a) assessing each End User’s software needs via the telephone or in person as further described on AACPW, b) providing product demonstrations, c) recommending the appropriate Authorized Product(s) to an End User based upon End User’s needs and d) offering pre and post-sales technical support. VAR shall be required to maintain written records that demonstrate these Value Added Services were offered for each sale of Authorized Products to an End User. Autodesk reserves the right to contact End Users to validate that such Value Added Services were provided and require VAR to provide Autodesk with evidence of Value Added Services upon request.

5.2 Support. At minimum, VAR must offer support services at the level defined by the Support Services Program and outlined in Exhibit E.

5.3 Reporting. VAR shall provide sell through reports, forecasts, inventory reports, and personnel reports pursuant to the Autodesk Channel Partner Policies and Procedures on a quarterly basis at its own expense and in the format requested by Autodesk. Failure to provide any required report may be considered a breach of this VAR Agreement by Autodesk and shall constitute termination for cause.

5.4 End User Records. As between Autodesk and VAR, Autodesk shall be the exclusive owner of the End User Records and the End User Records shall be treated by VAR as Autodesk’s valuable trade secret. VAR may not use the End User Records for any reason except promotion, sale and support of the Authorized Products pursuant to this VAR Agreement without the prior written consent of Autodesk.

5.5 Opt-Out Requirement. In using End User Records for the promotion, sale and support of the Authorized Products pursuant to this VAR Agreement, VAR shall, at minimum, utilize the following; (i) an “unsubscribe” or “opt-out” option on every marketing piece sent to End User regardless of form, (ii) a limitation on marketing contact with End Users to no more frequently than one time per calendar month. Additionally, VAR shall comply with any and all federal, state, county, and local laws, statutes, ordinances, and regulations that are related to privacy, customer data and anything thereto related and shall hereby indemnify Autodesk for any failure of it to do so.

5.6 Product Requirements Chart. Each Authorized Location of VAR shall continuously comply with the specific requirements (“Product Requirements”) set forth in each Product Requirements Chart and the Product Requirement Sheets, as amended by Autodesk from time to time in its sole and absolute discretion.

5.7 Minimum Purchase Requirements. VAR agrees to satisfy all Minimum Purchase Requirements as outlined in Exhibit B.

5.8 Approvals. VAR shall obtain and maintain at its own expense all approvals, consents, permissions, licenses, and other governmental or other third party approvals necessary to enable VAR to market, distribute, and support the software products for which VAR is authorized in accordance with this VAR Agreement. VAR shall comply with all applicable federal, state, county, and local laws, statutes, ordinances, and regulations that apply to the activities of VAR including relevant privacy and piracy laws.

5.9 Marketing Activities. VAR shall use its best efforts to actively market, promote, and distribute, at VAR’s expense, the Authorized Products only within the Authorized Territory under the terms of this VAR Agreement and the applicable Product Requirement Sheet(s), Strategic Account Guide and/or Government Account Guide.

5.10 Updates, Bug Fixes, and Enhancements. VAR, at its own expense, shall be responsible for distribution and support of any Updates and/or Bug Fixes to any Authorized Product(s) that VAR has sold to an End User promptly after delivery to VAR of such Update or Bug Fix. Autodesk reserves the right to distribute Updates, Bug Fixes, and Enhancements to End Users directly or through alternative channels, including, but not limited to, electronic distribution. VAR shall promptly notify Autodesk of any defect in any Authorized Product(s) which is discovered by or reported to VAR.

5.11 Autodesk Channel Partner Policy and Procedures. VAR shall comply with all terms and conditions of all current Autodesk Channel Partner Policies and Procedures. Failure to abide by such policies and procedures shall be considered a breach of this VAR Agreement and shall constitute termination for cause. Autodesk reserves the right to modify such policies and procedures at anytime by posting an update to AACPW.

5.12 Fulfillment of Rebate Coupons. From time to time Autodesk may run a promotion whereby End Users may receive a rebate offer for Authorized Products. Autodesk appoints VAR as a non-exclusive agent for the fulfillment of rebate claims (“Rebate Claims”) submitted by End Users for the various promotions (“Promotions”). VAR shall pay to an End User who has submitted a Rebate Claim, the specified dollar amount as set forth on the rebate coupon, according to the terms and conditions stated on the rebate coupon. VAR shall only pay End User for Rebate Claims that have been received for the Promotions for which VAR has been authorized by Autodesk. VAR shall pay a rebate to End User only if the rebate coupons have been completely filled out by the End User, if all required documentation is attached, and the Rebate Claim was postmarked or received prior to the expiration date printed on the rebate coupon, unless otherwise instructed by Autodesk. After submission to Autodesk of all required End User documentation by VAR, Autodesk shall credit VAR’s account for the amount of the rebate coupon.

5.13 VAR’s Office. VAR shall maintain an office within a commercial facility for each authorized location that is suitable to adequately represent Authorized Products and reflect a professional image to End Users. Such office may not be a home-office. VAR shall submit to Autodesk photographs of VAR’s office along with this VAR Agreement. In the event that VAR loses its commercial office, VAR shall have thirty (30) days in which to establish a new office as defined above. The establishment of a new office that is more than five miles from VAR’s Authorized location is subject to written approval by Autodesk.

5.14 Updated Financial Statements. VAR shall be required to submit updated financial statements to Autodesk, within five (5) business days following Autodesk’s request during the term of this VAR Agreement.

5.15 Breach of Obligations. In the event that VAR breaches any of the terms under this Section 5, in addition to all other remedies available to Autodesk at law or in equity or pursuant to this VAR Agreement, at Autodesk’s sole discretion, Autodesk may terminate this VAR Agreement.

6. Audit Rights. In addition to Autodesk’s audit rights under Section 5 of this VAR Agreement, Autodesk, in its sole and absolute discretion, may conduct an audit of the financial and other records of VAR for the purpose of validating or augmenting the VAR reports identified above in Section 5 and otherwise ensuring that VAR is complying with the terms of this VAR Agreement. Autodesk shall bear the cost of such audit, unless the audit determines that VAR has underpaid Autodesk by more than five percent (5%) for any Autodesk fiscal quarter OR unless such audit reveals the VAR is not in compliance with this VAR Agreement. In the event of an underpayment by VAR, VAR shall pay to Autodesk the full amount of any underpayment disclosed by such audit, plus interest at the rate of 1.5% per month or the highest rate allowed by law, whichever is lower, within five (5) days of Autodesk’s notification of such underpayment as well as bearing the costs of the audit. In the event a breach of this VAR Agreement is discovered, VAR shall bear the cost of the audit in addition to all other rights Autodesk has under this VAR Agreement, at law or in equity.

6.1 Investigations. From time to time Autodesk shall conduct investigations related to, among other things, alleged piracy and gray market sales. In the event VAR is found to be involved in any activity Autodesk investigates hereunder, in addition to all other rights and remedies available to Autodesk pursuant to this VAR Agreement, at law or in equity, VAR shall reimburse Autodesk for the costs of such investigation.

7. Sales Toolkit and Support

7.1 Sales Toolkit. VAR shall purchase from Autodesk at the price of $495.00 each year this VAR Agreement is in force, one VAR sales toolkit per Authorized Location that will include one NFR copy of certain Authorized Products and certain marketing materials as deemed appropriate by Autodesk. Autodesk reserves the right to distribute Updates, Bug Fixes, and Enhancements to End Users directly or through alternative channels, including, but not limited to, electronic distribution.

7.2 Support. Pursuant to the terms and conditions of this VAR Agreement, VAR will be granted access to all Autodesk self service support tools as made available on the VAR support portal at www.autodesk.com (or any other site as designated by Autodesk.)

8. VAR Purchases

8.1 Purchase of Authorized Products. Unless otherwise designated in an Addendum to this Agreement, VAR may only procure Authorized Products from an Autodesk Authorized Distribution Partner in accordance with this VAR Agreement, the Authorized Products Requirements Charts and Exhibit(s) A.

8.2 Taxes. As between VAR and Autodesk, VAR shall be responsible for the collection and payment of all federal, state, county, or local taxes, fees, and other charges, including all applicable income and sales taxes, as well as all penalties and interest, with respect to the Authorized Products.

8.3 Software Product Returns. Autodesk shall post any then-current End User software product returns policies on the AACPW or any Autodesk site as designated by Autodesk. Autodesk reserves the right to change, amend or discontinue any End User software product returns policies on thirty (30) day notice.

9. Commissions, Earnbacks and Co-op.

9.1 Commissions. VAR may receive a commission for various activities, provided that VAR is authorized to sell such products and VAR complies with all terms and conditions for receiving a commission, as set forth in the then current documentation (including but not limited to Autodesk Strategic Account Guide, Autodesk Government Account Guide, and other relevant information published on AACPW). The commission structure is set forth in Exhibit C. Autodesk reserves the right to pay no commissions, or reduced commissions, if VAR fails to adequately perform the required sales, support and marketing activities as set forth in the AACPW. Autodesk reserves the right in its sole and absolute discretion to change the commission structure upon thirty (30) day notice. Changes to the commission structure shall be posted on AACPW. Any commission to be paid to VAR by Autodesk pursuant to this Agreement shall first be credited to VAR’s account with Autodesk.

9.2 Targets and Earnbacks. In the event VAR achieves its quarterly Target, VAR shall be eligible to receive Earnbacks. Earnback percentages shall be posted to AACPW. Targets shall be assigned to VAR by Autodesk for each quarter. Target attainment shall be based upon Commercial sales by VAR to End Users of Authorized Products. Please refer to Exhibit D for Earnback Eligibility and payout information. In the event VAR is not in compliance with any material term or condition of this Agreement or earnback eligibility, then such earnback eligibility shall be permanently forfeited.

9.3 Co-op. VAR shall receive Co-op pursuant to the Autodesk Co-op Guide which shall be distributed separately from this VAR Agreement, but which terms are hereby incorporated by reference. The terms and conditions of Co-op eligibility shall be described in the Co-op Guide and is subject to change at Autodesk’s sole discretion. Failure to comply with the requirements of the Autodesk Co-op Guide shall result in the loss or reduction of Co-op for one or more Autodesk fiscal quarters and may result in termination from the Co-op program.

10. Trademarks. During the term of this VAR Agreement, VAR shall have a nonexclusive, nontransferable right to indicate to the public that it is an Autodesk Authorized VAR and to advertise the Authorized Products within the United States under the trademarks and slogans adopted by Autodesk from time to time (“Trademarks”). VAR’s use of the Trademarks in any literature, promotion, or advertising shall be in accordance with Autodesk guidelines for such usage. VAR shall not contest, oppose, or challenge Autodesk’s ownership of the Trademarks. All representations of Autodesk Trademarks that VAR intends to use shall be exact copies of those used by Autodesk, or shall first be submitted to the appropriate Autodesk personnel for approval of design, color, and other details, such approval shall not be unreasonably withheld. If any of the Autodesk Trademarks are to be used in conjunction with another trademark on or in relation to the Authorized Products, then the Autodesk Trademarks shall be presented equally legibly, equally prominently, but nevertheless separated from the other so that each appears to be a trademark in its own right, distinct from the other mark. All use of the Trademarks shall inure to the sole benefit of Autodesk. Effective upon the termination of this VAR Agreement, VAR shall immediately cease all usage of Autodesk Trademarks.

11. Title and Proprietary Rights. The Authorized Products and other materials included in or incorporated in the Authorized Products and included on an Autodesk web site (collectively the “Materials”) remain at all times the property of Autodesk. VAR acknowledges and agrees that Autodesk holds the copyright to the Materials and, except as expressly provided herein, VAR is not granted any other right or license to patents, copyrights, trade secrets, or trademarks with respect to the Materials. VAR shall take all reasonable measures to protect Autodesk’s proprietary rights in the Materials and shall not copy, use or distribute the Materials, or any derivative thereof, in any manner or for any purpose, except as expressly authorized in this VAR Agreement. VAR shall not disassemble, decompile, or reverse-engineer the Materials, including any Authorized Product(s) source code, or otherwise attempt to discover any Autodesk trade secret or other proprietary information, or hack, impede, change or interfere with any Autodesk web site. VAR acknowledges that Autodesk has an Anti-Piracy Program and VAR agrees to review and follow the Anti-Piracy Program guidelines as published by Autodesk from time to time. VAR shall notify Autodesk promptly in writing upon its discovery of any unauthorized use of the Authorized Products or infringement of Autodesk’s patent, copyright, trade secret, trademark, or other intellectual property rights. VAR shall not distribute any Authorized Product(s) to any person or entity if VAR is aware that such person or entity may be involved in potential unauthorized use of the Materials or other infringement of Autodesk’s proprietary rights.

12. Customer Data. All customer data, including End User Records, is and shall remain the sole and exclusive property of Autodesk and VAR shall have no right, title or interest in or to such customer data. All customer data is Autodesk confidential information. On occasion and at Autodesk’s sole discretion, VAR may have access to Autodesk’s customer database. VAR’s access to such database shall be limited to customers with which VAR has a pre-existing business relationship. In the event that VAR loses its authorization for any Authorized Product(s), Autodesk reserves the right to provide another Autodesk Authorized Reseller with access to Autodesk’s customer database for the customers to which VAR can no longer sell such Authorized Product(s). Autodesk does not represent or warrant to VAR that the information in Autodesk’s customer database is current, correct or complete and Autodesk shall have no liability to VAR for any information contained in the Autodesk’s customer database. Autodesk shall have no liability for VAR’s violation of any laws in connection with customer contact including, but not limited to, privacy laws, National “Do Not Call List” regulations and Federal and State “Spam” and fax blast rules.

13. Warranty and Limitations of Warranty. Autodesk makes certain limited warranties to the End User in the End User License and disclaims all other warranties. VAR SHALL NOT MAKE ANY WARRANTY OR REPRESENTATION ACTUALLY, APPARENTLY OR OSTENSIBLY ON BEHALF OF AUTODESK. EXCEPT FOR THE EXPRESS END USER WARRANTY REFERRED TO HEREIN, AUTODESK MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE AUTHORIZED

PRODUCTS. AUTODESK EXPRESSLY EXCLUDES ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT.

14. Indemnity

14.1 Infringement Indemnity by Autodesk. Autodesk shall indemnify, hold harmless, and defend, at its expense, VAR from any action brought against VAR which alleges that any Authorized Product(s) infringes a registered United States patent, copyright, or trade secret, provided that VAR promptly notifies Autodesk in writing of any claim, gives Autodesk sole control of the defense and settlement thereof, and provides all reasonable assistance in connection therewith. If the Authorized Product is finally adjudged to so infringe, Autodesk, at its exclusive option, (a) shall procure for VAR the right to continue distribution of such Authorized Product(s); (b) shall modify or replace such Authorized Product(s) with a non-infringing product; or (c) shall authorize return of the Authorized Products and terminate this VAR Agreement. Autodesk shall have no liability regarding any claim (i) arising out of the use of the Authorized Products in combination with other products, or modification of the Authorized Products, if the infringement would not have occurred but for such combination, modification, or usage, or (ii) for use of the Authorized Products which does not comply with the terms of the End User License or this VAR Agreement. THE FOREGOING STATES VAR’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

14.2 Indemnity by VAR. VAR agrees to indemnify, hold harmless and defend Autodesk from any cost, loss, liability, or expense, including court costs and reasonable fees for attorneys or other professionals, arising out of or resulting from (a) any claim or demand brought against Autodesk or its directors, employees, or agents by a third party arising from or in connection with any breach by VAR of the terms of this VAR Agreement or any End User License, (b) any action brought by an End User or Autodesk Distribution Partner except as set forth in Section 14.1 above, (c) any breach by VAR of any provision of this VAR Agreement including, but not limited to, confidentiality and trade secrets, or (d) any negligent or willful act or omission by VAR, VAR’s employees, or VAR’s sales channel including, but not limited to, any act or omission that contributes to (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible property or loss of use resulting there from; or (iii) any violation of any statute, ordinance or regulation including but not limited to privacy laws.

15. Limitation of Liability.

Autodesk’s Liability. AUTODESK’S ENTIRE CUMULATIVE LIABILITY ARISING OUT OF THIS VAR AGREEMENT, INCLUDING THE ORDER, DELIVERY OR NON-DELIVERY OF ANY AUTHORIZED PRODUCT(S), SHALL NOT EXCEED THE GREATER OF: (A) THE VAR COST OF SOFTWARE PRODUCTS BY VAR IN THE SIX (6) MONTHS PRECEDING THE EVENT OR, (B) $500.00, WHICH EVER IS LESS. IN NO EVENT SHALL AUTODESK BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS VAR AGREEMENT, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT AUTODESK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH, BREACH OF A FUNDAMENTAL TERM OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

16. Confidentiality

16.1 Confidential Information. As used in this VAR Agreement, confidential information shall mean any information (a) designated as confidential orally or in writing by either party hereto, (b) related to any Authorized Product(s), (c) related to Autodesk’s business, or (d) other information received by VAR by virtue of VAR’s relationship with Autodesk including, but not limited to, product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, Autodesk customer data, personnel, research, development, customer data or know-how (“Confidential Information”).

16.2 Limitations on Disclosure and Use of Confidential Information. Each party shall exercise reasonable care to prevent the unauthorized disclosure of Confidential Information by employing no less than the same degree of care employed by such party to prevent the unauthorized disclosure of its own Confidential Information. Confidential Information disclosed under this VAR Agreement shall only be used by the receiving party in the furtherance of this VAR Agreement or the performance of its obligations hereunder. Neither party shall disclose the terms of this VAR Agreement to any third party without the prior written consent of the other, except pursuant to a valid and enforceable order of a court or government agency.

16.3 Exceptions. Confidential Information does not include information which (a) is rightfully received by the receiving party from a third party without restriction or violation of confidentiality, (b) is known to or developed by the receiving party independently without use of the Confidential Information, (c) is or becomes generally known to the public by other than a breach of duty hereunder by the receiving party, or (d) has been approved in advance for release by written authorization of the non-disclosing party.

17. Term, Termination, and Other Remedies

17.1 Term. This VAR Agreement, when fully executed by the parties, shall begin on the Effective Date, and shall continue in effect through midnight on January 31, 2005 when it shall then terminate, unless terminated earlier under the provisions of this VAR Agreement.

17.2 Termination for Breach. Either party may terminate this VAR Agreement upon thirty (30) days advance written notice to the other party if the other party breaches any term or condition of this VAR Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching party within the thirty (30) day written notice period.

17.3 Termination for Insolvency. Autodesk may immediately terminate this VAR Agreement with or without notice if VAR becomes insolvent, or the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or assignment for the benefit of creditors, if that proceeding is not dismissed with prejudice within sixty (60) days after filing. In addition to the foregoing, in the event VAR either voluntarily files for protection against its creditors under the United States Bankruptcy Code or is the subject of an involuntary petition in bankruptcy, VAR agrees that Autodesk shall be entitled to all rights to retain the benefits of this VAR Agreement which are set forth in 11 U.S.C. 365(n). No right granted to Autodesk under 11 U.S.C. 365(n) shall be deemed to have been waived either expressly or by implication without a written agreement confirming such waiver.

17.4 Termination for Customer Dissatisfaction. In consideration for its authorization, Autodesk is relying upon VAR to behave in a professional and upstanding manner in its relationship with all End Users. Failure to attain a high level of customer satisfaction shall be considered a material breach of this VAR Agreement, and Autodesk reserves the right to terminate this VAR Agreement in the event that Autodesk receives customer dissatisfaction complaints from an End User, regarding VAR.

17.5 Termination for Failure to Meet Minimum Purchase Requirements

(a) Purchase Requirement Minimums. Failure by VAR to achieve the Purchase Requirement Minimums may result in the termination of this VAR Agreement or the applicable Autodesk Product authorization by Autodesk, in its sole discretion.

17.6 Breach of Other Agreements with Autodesk. In the event VAR has any other current agreements of any other type with Autodesk (“Other Autodesk Agreement”), the breach of any term of any such Other Autodesk Agreement may, at Autodesk’s option, be deemed a breach of this VAR Agreement and shall permit Autodesk to terminate this VAR Agreement in the same manner as if a breach of the terms of this VAR Agreement had occurred. Any alleged breach by Autodesk of any Other Autodesk Agreement shall not be deemed a breach of this VAR Agreement by Autodesk and shall not constitute cause for termination by VAR or support an allegation by VAR of damages under this VAR Agreement.

17.7 Breach of Product Requirements Chart, Suspension of Product Authorization and Partial Termination. Autodesk, at its sole discretion, may exercise its termination rights or suspension of product authorization under this Section 17 solely with respect to the Product Requirements Chart, Authorized Locations, Authorized Territories, or Authorized Products, or with respect to any Other Autodesk Agreement, which partial termination shall not affect this VAR Agreement’s application to the remaining Product Requirements Chart, Authorized Locations, Authorized Territories, or Authorized Products, or affect any remaining part of any Other Autodesk Agreement.

17.8 Effect of Termination

(a) Monies Due and Payable. Notwithstanding any credit terms previously established with VAR or any other provision of this VAR Agreement, upon notice of termination of this VAR Agreement, all monies owed by VAR to Autodesk shall become immediately due and payable. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month, or the maximum amount allowed by law, whichever is less.

(b) Fulfillment of VAR Orders. Upon delivery of notice of a breach or notice of termination of this VAR Agreement, Autodesk Authorized Distribution Partners shall not be obligated to fulfill any orders received subsequent to the effective date of termination. In Autodesk’s sole discretion, Autodesk and Autodesk Authorized Distribution Partners may continue to fulfill orders provided that VAR (i) submits prepayments for any such order and (ii) pays all outstanding obligations to Autodesk prior to any shipment and/or Autodesk Authorized Distribution Partner.

(c) Return of Materials. Within thirty (30) days after the termination of this VAR Agreement, VAR, at its own expense, shall return to Autodesk, all Autodesk Confidential Information, data, photographs, samples, literature and sales aids, and any other property of Autodesk then in VAR’s possession.

17.9 Attorneys’ Fees for Collections. In any action brought by Autodesk to collect monies due under this VAR Agreement, Autodesk shall be entitled to recover all costs and attorneys’ fees incurred in maintaining such action.

17.10 No Termination Compensation. Except as expressly set forth herein, the parties expressly agree that no damages, indemnity or termination benefits whatsoever (including without limitation, any compensation for goodwill established by VAR during the term of this VAR Agreement or for any lost profits or expenses of VAR) shall be due or payable to VAR by reason of any termination of this VAR Agreement in accordance with its terms, and VAR expressly waives the application of any statute, law or custom to the contrary.

17.11 Other Remedies. In addition to the right to terminate this VAR Agreement, Autodesk reserves all rights and remedies available to Autodesk at law or in equity, including the right to seek damages and injunctive relief for breach or threatened breach of this VAR Agreement by VAR.

17.12 Reapplication Post Termination. In the Event this VAR Agreement is terminated or VAR loses one or more product authorizations for any reason, VAR may not reapply for any Autodesk Channel Partner program, including any then existing VAR program, for a minimum of six (6) months after the effective date of the termination. Nothing herein shall require Autodesk to consider VAR for any Autodesk Channel Partner program.

17.13 Surviving Provisions. The terms and conditions, which by their nature should survive, shall survive and continue after termination of this VAR Agreement.

18. General Provisions

18.1 Assignment. VAR acknowledges that Autodesk is relying upon VAR’s reputation, business standing, and goodwill under VAR’s present ownership in entering into this VAR Agreement. Accordingly, VAR agrees that its rights and obligations under this VAR Agreement may not be transferred or assigned and its duties may not be delegated directly or indirectly without the prior written consent of Autodesk in its sole and absolute discretion. VAR shall notify Autodesk promptly in writing of any change of ownership of VAR or of any sale of all or substantially all of VAR’s assets. VAR acknowledges that any change of ownership, sale of all or substantially all of VAR’s assets, or attempted assignment by VAR of this VAR Agreement, or any part thereof, without Autodesk’s prior written consent may result in immediate termination of this VAR Agreement by Autodesk. Autodesk may assign or otherwise transfer its rights and obligations to successors-in-interest (whether by purchase of stock or assets, merger, operation of law, or otherwise) of that portion of its business related to the subject matter hereof. Subject to the restrictions set forth in this Section 18.1, all of the terms and conditions of this VAR Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

18.2 Dispute Resolution

(a) The parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this VAR Agreement through negotiations between the parties before resorting to other remedies available to them. Any such dispute shall be referred to appropriate senior executives of each party who shall have the authority to resolve the matter. If the senior executives are unable to resolve the dispute, the parties may by agreement refer the matter to an appropriate forum of alternative dispute resolution ranging from mediation to arbitration. If the parties cannot resolve the matter or if they cannot agree upon an alternative form of dispute resolution, then either party may pursue resolution of the matter through litigation pursuant to Section 18 herein.

(b) The forgoing shall not apply to a dispute or controversy involving either party’s Confidential Information or intellectual property. In the event of such a dispute or controversy, either may immediately seek any legal and/or equitable remedies it deems necessary.

18.3 Venue/Choice of Law. This VAR Agreement shall be construed in accordance with the laws of the State of California (excluding rules regarding conflicts of law) and the United States of America. The parties hereby submit to the exclusive personal jurisdiction of and venue in the Superior Court of the State of California, County of Marin or County of Santa Clara, and the United States District Court for the Northern District of California in San Francisco.

18.4 Publicity. VAR may not issue any press release or any other public announcement regarding this VAR Agreement or any aspect of its relationship with Autodesk without the prior written consent of Autodesk, which may be withheld in its sole discretion. Additionally, VAR is prohibited from utilizing the Autodesk stock ticker (“ADSK”) in any press release or other public announcement unless such release is a joint release with Autodesk or Autodesk otherwise permits same, for each single release, in writing in advance.

18.5 Notices. Any notices required under the terms of this VAR Agreement will be given in writing either (a) to the persons at the addresses set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when received by Autodesk from VAR or when sent to VAR by Autodesk, or (b) by facsimile, and will be deemed served when received by Autodesk from VAR or when sent to VAR by Autodesk.

If to Autodesk:                     Autodesk, Inc.

111 McInnis Parkway

San Rafael, California 94903

Attn: General Counsel

Facsimile: (415) 507-6126

If to VAR, to the address and facsimile number identified on the first page of this VAR Agreement. Additionally, Autodesk may notify VAR of any changes by posting such changes to AACPW.

18.6 Independent Contractors. In performing their respective duties under this VAR Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither of the parties will hold itself out in any manner that would be contrary to the provisions of this Section 18.6.

18.7 Entire Agreement. This document, together with its exhibits, contains the entire agreement and understanding between VAR and Autodesk concerning the subject matter of this VAR Agreement including, but not limited to, its duration and manner of expiration, termination, and Autodesk’s sole and absolute discretion in determining to offer, or accept any extension of this VAR Agreement. This document supercedes all prior communications, discussions, negotiations, proposed agreements and all other agreements, whether written or oral, excepting solely all prior confidentiality and nondisclosure agreements to the extent they are not expressly superceded by this VAR Agreement. Autodesk has not made and VAR has not relied upon any representations not expressly set forth in this document in making this VAR Agreement. This VAR Agreement may be amended or interpreted only by a writing signed both by authorized individuals for Autodesk and VAR. It is the express intent of the parties that this VAR Agreement and any amendment thereto shall be interpreted solely by reference to their written terms. Any handwritten or typed changes to this VAR Agreement must be initialed by both parties in order to become effective.

18.8 Severability. In the event that it is determined by a court of competent jurisdiction as a part of a final non-appealable judgment that any provision of this VAR Agreement or part thereof is invalid, illegal, or otherwise unenforceable, such provision will be enforced or reformed as nearly as possible in accordance with the stated intention of the parties, while the remainder of this VAR Agreement will remain in full force and effect.

18.9 Construction. This VAR Agreement has been negotiated by the parties and their respective counsel. This VAR Agreement will be interpreted in accordance with its terms and without any strict construction against either party. Ambiguity will not be interpreted against the drafting party.

18.10 Counterparts. This VAR Agreement may be executed in separate counterparts and shall become effective when the separate counterparts have been exchanged between the parties.

18.11 Force Majeure. Except for the failure to make payments, neither party will be liable for any loss, damage or penalty resulting from delays or failures in performance resulting from acts of God, supplier delay or other causes beyond the non-performing party’s reasonable control and not caused by the negligence of the non-performing party, provided that the non-performing party promptly notifies the other party of the delay and the cause thereof and promptly resumes performance as soon as it is possible to do so.

18.12 Waiver. The waiver of any breach or default will not constitute a waiver of any other right in this VAR Agreement or any subsequent breach or default. No waiver shall be effective unless in writing and signed by an authorized representative of the party to be bound. Failure to pursue, or delay in pursuing, any remedy for a breach shall not constitute a waiver of such breach.

The undersigned are duly authorized to execute this VAR Agreement on behalf of their respective parties.

AUTODESK, INC.		VAR

By:		By:

Steve Blum

	Printed Name		Printed Name

Vice President, Americas Sales

	Title		Title

	Date		Date

EXHIBITS REDACTED

AUTODESK AUTHORIZED CHANNEL PARTNER AGREEMENT

Autodesk Direct VAR Addendum

(United States)

In addition to the terms and conditions set forth in the Autodesk Authorized Channel Partner Agreement (the “VARAgreement”), with the effective date of February 1, 2004, and the requirements as outlined in Exhibit A of this addendum, to remain as a Direct VAR, Autodesk Value Added Reseller (“VAR”) shall comply with the following:

1. Authorized Products And Territory.

(a) Vertical Requirement. In order to achieve and maintain Direct VAR status, VAR must be authorized for and actively carry and market Vertical Product(s).

(b) Authorized Territory. Direct VAR’s Authorized Territory for all Authorized Products is defined in Exhibit A of the FY05 VAR Agreement.

2. Minimum Staffing. In addition to the Product Authorization requirements in Exhibit B of the VAR Agreement, Direct VAR shall have at a minimum – one dedicated Sales Support/Administrative representative, two accredited full-time Post-Sales Technical Support Engineers.

3. Training. Direct VAR must survey all training participants, track their satisfaction and report back to Autodesk via website survey site.

4. Credit Establishment. VAR shall provide Autodesk with all reasonable financial information, including but not limited to financial statements, letter(s) of credit, credit reports, federal tax return(s) and any other documents reasonably requested by Autodesk to allow Autodesk to establish credit for VAR. VAR may not purchase direct from Autodesk pursuant to this VAR Agreement until a credit account has been established. Autodesk may cancel or suspend credit to VAR at any time, in its sole discretion.

5. Prices and Orders. The prices paid by VAR shall be the prices reflected on the VAR Price List as posted to the AACPW. Autodesk may change prices at any time effective thirty (30) days after publication of a new VAR Price List or other similar notice to VAR. Purchase orders must be in writing (including facsimile, telex, telecopy or electronic communication such as email, but only if such form of electronic communication has been previously agreed to by Autodesk) and must request a delivery date during the Term of this VAR Agreement. Autodesk reserves the right to accept or reject orders, in whole or in part, and shall make reasonable commercial efforts to advise VAR promptly of any order rejected hereunder. Upon acceptance by Autodesk, purchase orders shall be binding as to the products and services ordered and place of delivery, but not as to any other term appearing on such purchase order. Autodesk reserves the right to reject any order or to cancel any order previously accepted if Autodesk determines that VAR is in breach under this VAR Agreement.

6. Shipment. Autodesk will ship orders to the address designated in VAR’s purchase order F.O.B. or Free Carrier Autodesk’s manufacturing plant, at which time risk of loss shall pass to VAR. All freight, insurance, customs duties, and other shipping expenses shall be paid by VAR.

7. Security Interest. As security for VAR’s payment of all monetary obligations to Autodesk, VAR hereby grants to Autodesk a security interest in all of VAR’s inventory purchased from Autodesk (“VAR’s Inventory”), all of VAR’s accounts receivable evidencing any obligation to VAR for payment for Authorized Products sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of VAR’s Inventory and accounts. VAR agrees to execute all documents necessary to perfect Autodesk’s security interest described herein upon request by Autodesk.

8. VAR Orders, Payment Terms and Returns

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8.1 Purchase of Authorized Products. VAR may procure Authorized Products from Autodesk or an Autodesk Authorized Distribution Partner in accordance with this VAR Agreement, the Authorized Products Requirements Charts and Exhibit(s) A. Only those product purchased directly from Autodesk will count towards Target Attainment and Earnback credits.

8.2 Payment. Autodesk shall submit an invoice to VAR upon shipment of an order or partial order. If Autodesk elects to grant credit to VAR, all invoiced amounts shall be due and payable net thirty (30) days from the date of invoice. If VAR fails to pay any invoiced amounts when due, Autodesk may at its sole and absolute discretion, and in addition to any other remedies available to it at law or in equity or under this VAR Agreement, revoke or suspend VAR’s credit terms, require further assurances from VAR that such invoiced amounts shall be paid, require VAR to purchase all Authorized Products through an Autodesk Authorized Distribution Partner and/or terminate this VAR Agreement. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower. Additionally, any invoice not paid by VAR with in sixty (60) days shall, in Autodesk’s sole and absolute discretion, cause VAR to forfeit any and all Earnbacks achieved by VAR in the previous fiscal quarter and lose eligibility for Earnbacks for the current quarter. Additionally, Autodesk may terminate this VAR Agreement for failure to pay.

8.3 Software Product Returns. Autodesk shall post any then-current software product returns policies on the AACPW or any Autodesk site as designated by Autodesk. Autodesk reserves the right to change, amend or discontinue any software product returns policies on thirty (30) day notice.

8.4 Autodesk Account Balance. In the event VAR has a balance on an Autodesk account, VAR must be current on payments, and remain current on payments against any such balance. In the event payments fall in arrears on such balance, such failure will be considered a material breach.

9. Audit Rights. In addition to Autodesk’s audit rights under Section 6 of the VAR Agreement, Autodesk, in its sole and absolute discretion, may conduct an audit of all relevant records of VAR for the purpose of validating or augmenting the VAR reports exhibiting value add services and ensuring that VAR is complying with the terms of this Autodesk Direct VAR Addendum and the VAR Agreement. Autodesk shall bear the cost of such audit, unless the audit determines that VAR has breached this Autodesk Direct VAR Addendum or the VAR Agreement, in which case VAR shall bear the cost of the audit.

10. Termination and Other Remedies

10.1 Breach of Obligations. In the event that VAR breaches any of the terms of the Agreement or this Autodesk Direct VAR Addendum, including any payment or value add service obligations, at Autodesk’s sole discretion, VAR shall not be eligible for commissions on some or all accounts for which it has provided value add services, or will receive only a proportional amount of the commission. In addition, Autodesk may, in its sole and absolute discretion, terminate the Agreement and/or this Autodesk Direct VAR Addendum.

10.2 Termination for Dissatisfaction. Autodesk may immediately terminate this Autodesk Direct VAR Addendum and/or the Agreement if Autodesk receives a complaint or other registration of dissatisfaction regarding VAR from any customer account for which VAR has been adding value add services pursuant to this Autodesk Direct VAR Addendum.

10.3 Breach of Payment Obligations. In the event that VAR breaches any of the terms of this VAR Agreement, including any payment obligations, at Autodesk’s sole discretion, VAR shall not be eligible for Co-op for the remainder of the fiscal quarter in which the violation occurred (or the quarter in which Autodesk discovered the violation) and the subsequent fiscal quarter. In addition, Autodesk may, in its sole and absolute discretion, terminate this VAR Agreement for failure to pay.

10.4 De-authorization of Direct VAR Status. VAR’s status as a Direct VAR and/or VAR’s authorization to distribute and market the software products may be terminated independently on a product by product basis, or in conjunction with Autodesk’s termination of the VAR Agreement.

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10.5 In the event that the Agreement is terminated, this Autodesk Direct VAR Addendum shall concurrently terminate.

10.6 Effect of Termination

(a) Monies Due and Payable. Notwithstanding any credit terms previously established with VAR or any other provision of the VAR Agreement, upon notice of termination of this VAR Agreement, all monies owed by VAR to Autodesk shall become immediately due and payable. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month, or the maximum amount allowed by law, whichever is less.

(b) Fulfillment of VAR Orders. Upon delivery of notice of a breach or notice of termination of this VAR Agreement, Autodesk shall not be obligated to fulfill any orders by VAR. Additionally, Autodesk and Autodesk Authorized Distribution Partners shall not be obligated to fulfill any orders received by Autodesk or Autodesk Authorized Distribution Partners subsequent to the effective date of termination. In Autodesk’s sole discretion, Autodesk and Autodesk Authorized Distribution Partners may continue to fulfill orders provided that VAR (i) submits prepayments for any such order and (ii) pays all outstanding obligations to Autodesk prior to any shipment and/or Autodesk Authorized Distribution Partner.

(c) Return or Depletion of Inventory. Subject to the limitations set forth below, upon termination, Autodesk, at its sole discretion, may either (i) repurchase all or any part of VAR’s inventory of Authorized Products at the price paid by VAR to Autodesk and/or (ii) allow VAR to continue to distribute those Authorized Products in inventory until the inventory is depleted, subject to the terms and conditions set forth in this VAR Agreement and whatever additional terms and conditions may be imposed by Autodesk in its sole and absolute discretion. Except as expressly set forth above, under no circumstances shall VAR be entitled to a refund for all or any portion of the Authorized Products in VAR’s inventory.

11. Effective Date and Modification. The effective date of this Autodesk Direct VAR Addendum is February 1, 2004 (“Effective Date”). These authorization requirements for the Autodesk Direct VAR may be modified at any time by Autodesk by forwarding a revised Autodesk Direct VAR Addendum to VAR.

Except as modified in this Autodesk Direct VAR Addendum, the VAR Agreement shall remain in full force and effect.

The Undersigned are duly authorized to execute this Autodesk Direct VAR Addendum on behalf of their respective parties.

“Autodesk” AUTODESK, INC.		“VAR” Company:

By:		By:

Steve Blum

Printed Name

Vice President–Americas Sales

	Title		Title

	Date		Date

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EXHIBIT A

DIRECT VAR REQUIREMENTS CHART

Must be Vertically Authorized and meet the following requirements:

	Yearly Revenue Minimum Commitment	Additional Personnel	Facility	Marketing	Other

Required of all Direct VAR	>$1M annual commercial purchases or approved for Premier Solutions Provider Level. (Based on revenue totals from Q4FY03, Q1FY04, Q2FY04, Q3FY04)	— Two accredited full- time post-sale support engineers per company — One dedicated Sales Support/Administration Rep.	Support lab with systems capable of running all supported products	— Must submit quarterly marketing/sales plans — Minimum Marketing budget greater or equal to 6% — Designated and approved marketing contact	Must have good credit standing with Autodesk

Support Offerings and Requirements	Workstation	Response Time	Call Tracking	Customer Satisfaction	Satellite Office

Required of all Reseller Partners	Full Internet access, email and workstation dedicated solely to support	SLA initial response within 4 hours by accredited technician; resolution within 72 hours	Call Tracking and Reporting System in place	Must survey all training participants, track satisfaction and report to Autodesk via Autodesk Training Survey website.	Requirements met by HQ location.

Training Center Requirements	Facility	Class Offerings	Trainer		Satellite Office

Required of all Reseller Partners	5-seat training lab capable of running current Autodesk products	Must be able to offer customized classes on the products within the Vertical markets	Resellers must have access to a qualified trainer, provide name and submit a training plan		Each VAR satellite must have a training lab or reseller can use a portable training lab.